Exhibit 99.1

Press Release

Lawrence H. Bernstein to be Named President of Action Products

ORLANDO, FL – November 30, 2005 –Action Products International, Inc. (NASDAQ-CM: APII), a leading toy designer and manufacturer of educational and positive, non-violent branded toys is pleased to announce Lawrence H. Bernstein has been named President effective immediately.

For nineteen years Mr. Bernstein held several positions with the Hasbro Corporation. Prior to leaving Hasbro in 1994, Mr. Bernstein was the President of the Hasbro Toy Division and Executive Vice President of Hasbro, Inc., Mr. Bernstein was part of the group that was responsible for the spectacular growth Hasbro experienced during the mid 80’s to the mid 90’s. Since leaving Hasbro, Mr. Bernstein has been involved in consulting with the management of several toy, hobby, and school supply/stationery companies. Mr. Bernstein holds a Bachelor of Science degree in Business Administration from Boston University with emphasis in Marketing and Economics.

Mr. Bernstein will take on all aspects of daily operations with a strong emphasis on sales, marketing, and product development.

“We are extremely pleased to have Larry Bernstein as President of Action Products,” commented Ron Kaplan, CEO. “Mr. Bernstein possesses the skills and abilities needed to take APII to a much higher level of rapid growth by delivering our current and future brands to greater prominence with our retailers and consumers. We look forward to more fully exploiting our opportunities to grow our revenue and earnings to benefit our customers and shareholders.”

“ I am enthusiastic about APII’s ability to take the next step in it’s growth. Firstly I am excited to see the talent base exists to grow the business. Ron Kaplan, our Chairman and CEO, has asked me to supply the sales and marketing leadership that will drive our existing brands, and give us the ability to add new brands to our mix. Based on our position in the toy industry I believe this company is positioned to meet and exceed those challenges” commented Mr. Bernstein.

About Action Products International, Inc.

Action Products International, Inc, based in Orlando Florida is a toy manufacturer, emphasizing educational and positive play brands, including JAY JAY THE JET PLANE Wooden Adventure System, the I DIG ® series, Space Voyagers® “The most authentic Space Toys on the Earth,” ToddWorld™ soft play toys, Climb@Tron™ window-climbing robots, Curiosity Kits® and IMADETHAT™. Its products are marketed and sold to toy stores, specialty retailers, Internet retailers, museums, zoos, theme parks, attractions, catalog companies and education markets in the United States and worldwide.

Visit the Company’s web sites at www.apii.com and www.curiositykits.com

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contacts:	Ray Oliver, Investor Relations Officer 407/481-8007 extension 723 Adam Ben-Evi SBW Alliance Group 407-647-9976